Exhibit 4.22

Contract No. 000134

THIS LOAN AGREEMENT (the “Agreement”) is made on the 22nd September, 2022.

BETWEEN:

(1)	DFL-Shutoken Leasing (Hong Kong) Company Limited, a company, duly incorporated and validly existing under the laws of Hong Kong and having its registered office at 15/F, Wai Fung Plaza, No.664 Nathan Road, Mongkok, Kowloon, Hong Kong (the“Lender”) ; and

Tokyo Lifestyle Limited, a company duly incorporated and validly existing under the laws of HONG KONG and having its registered office at Room 11,12/F, Wing On Plaza,62 Mody Road, Tsimshatsui, Kowloon, HONG KONG (the“Borrower”).

WHEREAS:

A.	The Borrower has requested the Lender to advance the Loan to it.

B.	The Lender has agreed to advance the Loan to the Borrower on the terms and conditions set out herein and in the Memorandum of the Agreement set out in Schedule 1 hereto.

IT IS HEREBY AGREED as follows:

1.	This Agreement sets out the terms and conditions upon and subject to which the Lender agrees to advance a loan in the principal amount of JPY50,000,000 (the “Loan “) to the Borrower.

2.	Without prejudice to the foregoing provisions, the Borrower agrees and declares that if the Loan is paid to any payee at the written request of the Borrower, such payment shall for all intents and purposes be deemed to be an advance of the Loan by the Lender to the Borrower pursuant to this Agreement.

3.	The Borrower may prepay the Loan or any portion thereof by giving prior written notice of not less than 10 business days (the “Prepayment Notice”) to the Lender, specifying the date of prepayment and the amount intended to be prepaid. The Prepayment Notice, once issued by the Borrower to the Lender, cannot be revoked and the Borrower shall be bound to make the prepayment pursuant to the Prepayment Notice. For the avoidance of doubt, any partial amount of the Loan so prepaid shall not be re-borrowed by the Borrower until and unless the principal amount of the Loan plus interest are repaid in full, and in which case the Borrower is required to follow the procedures set out by the Lender to apply for the grant of a new loan. In situation where the Loan is repaid by instalments, any amount so prepaid shall be applied against and shall reduce the number of the repayment instalments in an inverse order of their maturity. Business day referred to in this Agreement means a day on which banks in Hong Kong are open for business, excluding Saturdays.

4.	If the Loan or any outstanding portion thereof is prepaid, the Borrower shall also pay to the Lender on the prepayment date:

(i)	all interest accrued thereon and such interest shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed;

(ii)	such other sum as the Lender may notify the Borrower, which is considered to be necessary to compensate the Lender for any losses (e.g., the loss of interest for the remaining term of the Loan) or expenses(administrative expenses in preparing written statement showing the Borrower’s current position under this Agreement and so forth) reasonably incurred as a consequence of such prepayment.

5.	Subject to full compliance with the provisions set out in Clause 6 and the relevant provisions of the Money Lenders Ordinance(as summarized in Appendix 1 to Schedule 1 hereto), the drawdown date of the Loan is 5th October, 2022(the “Drawdown Date”)

6.	To facilitate the advance of the Loan, the Borrower shall provide the Lender with the following documents not less than 5 business days prior to the Drawdown Date:

(i)	with regard to the Borrower, certified true copies of:

(a)	the Certificate of Incorporation and, where applicable, the Certificate of Incorporation on Change of Name;

(b)	the Articles of Association;

(c)	the latest annual return filed with the Companies Registry; and

(d)	the Business Registration Certificate;

(e)	the board minutes or resolutions by all its directors:

(A)	approving this Agreement and the transactions contemplated herein;

(B)	authorizing such person to sign this Agreement, the Notice of Drawdown(as defined below) and such other documents and to do such other act(s) and thing(s) for and on behalf of the Borrower to effect the grant of the Loan and any related matters/transactions;

(ii)	a guarantee (the “Guarantee” )(or such other form of security for repayment of the Loan plus interest acceptable to the Lender) in form and substance satisfactory to the Lender such that the guarantor named therein irevocably, unconditionally and absolutely guarantees to the Lender the full, due and punctual repayment of the Loan and interest thereon by the Borrower:

(a)	on the Maturity Date (which is sh day of October,2025);

(b)	where applicable, on each of the interest payment dates; or

(c)	if the Loan is repaid by instalments, each of the repayment dates;

and unconditionally undertakes that whenever the Borrower shall fail to repay the Loan and interest thereon on the Maturity Date, the interest payment date or the repayment date for any reason whatsoever, the guarantor shall forthwith on demand in writing(the “Written Demand”) by the Lender repay the Loan or any remaining balance thereof and interest accrued thereon in the currency and in the manner provided for in the Written Demand;

(iii)	a duly completed notice of drawdown (the “Notice of Drawdown”) in the form set out in Schedule 2 hereto; and

(iv)	any other documents as may reasonably be required by the Lender in relation to the grant of the Loan contemplated hereunder.

7.	Subject to Clause 13, the Borrower shall repay:

(i)	Where the Loan is repaid by instalments, such amount of the Loan plus interest on each of the repayment dates (each of which is referred to herein as the “Repayment Date” )j.as show on the Schedule 3 hereto

The Borrower hereby acknowledges that it will be for the Lender to determine the mode of repayment (i.e., one of the repayment options stated in this Clause 7) taking into account factors such as the financial position of the Borrower and the financial strength of the guarantor, so on and so forth. The Borrower further acknowledges that a letter in writing signed by any authorised person of the Lender certifying the current position of the Borrower under this Agreement, including how much has been paid, how much is due or will be due and the rate of interest shall be conclusive evidence of the amount of the indebtedness due at the relevant time.

8.	The Borrower shall pay simple interest on the Loan or, as the case may be, any outstanding balance thereof at the rate of 2.990% per annum. Interest shall accrue from the Drawdown Date on the basis of the actual number of days elapsed and a 360 day year up to the Maturity Date or, as the case may be, each of the Interest Payment Dates or the Repayment Dates.

9.	Without prejudice to the Lender’s right under the Guarantee or any other security arrangement(s) provided by the Borrower, if the Borrower fails to pay the Loan (or any portion thereof) and interest due and payable under this Agreement on the Maturity Date, the Interest Payment Date or the Repayment Date, the Borrower shall pay simple interest on such outstanding sum from the due date to the date of actual payment at the default interest rate of 2.990% per annum(such interest rate shall not exceed the interest rate set out in Clause 8). Default interest shall accrue from day to day on the basis of the actual number of days elapsed and a 360 day year.

10.	The Borrower represents and warrants to the Lender that:

(i)	the Borrower is a company duly incorporated and validly existing under the laws of HONG KONG;

(ii)	the Borrower has full capacity and legal right to enter into and engage in the transactions contemplated by this Agreement and this Agreement constitutes legal, valid and binding obligations of the Borrower in accordance with its terms;

(iii)	neither the borrowing of the Loan nor the performance by the Borrower of its obligations hereunder will conflict with any obligation applicable to the Borrower or result in or oblige the Borrower to create any encumbrance on any of its assets; and

(iv)	there are no pending or, to the best of the knowledge and belief of the Borrower, threatened actions or proceedings before any court, arbitrator, administrative tribunal or governmental authority which might materially and adversely affect the business, assets or condition (financial or otherwise) of the Borrower or its ability to perform its obligations hereunder.

11.	The Borrower acknowledges that the Lender has entered into this Agreement in reliance upon the representations and warranties contained in Clause 10.

12.	The Borrower undertakes that so long as any sum remains owing hereunder it will:

(i)	maintain its corporate existence and ensure that all applicable laws, regulations and tax obligations are complied with;

(ii)	ensure that its obligations hereunder at all times rank at least pari passu with all other direct or contingent unsecured liabilities of the Borrower, except for any statutory preference applicable in the bankruptcy of the Borrower;

(iii)	provide the Lender any financial or other information relating to the Borrower’s affairs and business upon the Lender’s request;

(iv)	forthwith notify the Lender of any material litigation, arbitration or administrative proceedings which are brought or, to its knowledge, threatened by or against the Borrower; and

(v)	not to create any security interest over any of the Borrower’s assets unless approved by the Lender in writing,

13.	The principal amount of the Loan or, as the case may be, any outstanding balance thereof, together with interests and all other sums payable under this Agreement, shall become immediately due and payable upon the happening of any of the following events:

(i)	the Borrower defaults in any payment on the Maturity Date, the Interest Payment Date or the Repayment Date or breaches any obligation under this Agreement;

(ii)	the Borrower is deemed for the purposes of any law to be unable to pay its debts as they fall due or becomes insolvent, or admits its inability to pay its debts as they fall due;

(iii)	any representation or warranty made by the Borrower in this Agreement is or proves to have been untrue or inaccurate in any material respect;

(iv)	any step taken by any person for the winding-up, insolvency, administration, reorganisation, reconstruction, dissolution or bankruptcy of the Borrower or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Borrower or of all or any part of its business or assets;

(v)	any litigation, arbitration or administrative proceeding becomes current, pending or threatened against the Borrower;

(vi)	any material adverse change in the business or financial condition of the Borrower or the ability of the Borrower to perform its obligations under this Agreement; and/or

(vii)	if an event occurs which in the opinion of the Lender may materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement.

14.	This Agreement shall be binding upon the assigns of the Borrower. The Borrower shall not assign or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the Lender.

15.	The Borrower shall indemnify and keep the Lender indemnified from and against all costs and expenses reasonably incurred by the Lender in connection with the negotiation, preparation , execution, enforcement or preservation of any rights under this Agreement and any other documentation as required by this Agreement, including, without limitation, all costs and expenses incurred by the Lender in engaging legal advisers, collection agents and/or other agents in relation to the recovery of any amount payable under this Agreement.

16.	No failure or delay by the Lender in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by the Lender of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

17.	If any provision of this Agreement shall be illegal, invalid or unenforceable in any respect under any applicable law, the legality, validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

18.	The Borrower acknowledges that it has been advised of its right to seek independent legal advice in respect of this Agreement and the transactions contemplated herein and has been given full opportunity to take such advice.

19.	The Borrower further acknowledges that at the time of signing this Agreement, it has also signed the memorandum of agreement (the “MOA”)in the form set out in Schedule I and has been provided with a copy of the signed MOA, together with a copy of the summary set out in Appendix 1 thereto.

20.	All notices, requests, demands and other communications given or required to be given under this Agreement shall be in English and in writing and may be given by personal delivery, post, courier, facsimile or e-mail and shall be sent to the respective addresses of the parties set out herein or to such other address (including facsimile no, and e-mail address) as may be notified in writing by one party to the other party for that purpose, from time to time during the continuance of this Agreement. Notices shall be deemed to be served if by personal delivery, when delivered; if by post, two days after posting(five days if fiom one country to another); if by courier, one day after despatch (three days if from one country to another); if by facsimile, immediately on transmission provided that an error-free transmission report of a facsimile transmission is generated from the sender’s machine; if by e-mail, when sent.

21.	This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in all respects in accordance with the laws of the Hong Kong SAR (“Hong Kong”) and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong Courts.

IN WITNESS whereof this Agreement has been duly executed the day and year first above written.

The Lender	For and on behalf of
DFL- Shutoken Leasing (Iiong Kong) Company Linited
Signed by
/s/ HIRASAWA Hideo
for and on behalf of	HIRASAWA Hideo/Managing Director
DFL-Shutoken Leasing (Hong Kong)
Company Limited
in the presence of:

The Borrower	For and on behalf of
Tokyo Lifestyle Limited
Signed by

for and on behalf of	/s/ Kanayama Mei
Tokyo Lifestyle Limited	Kanayama Mei/Chairman
in the presence of:

SCHEDULE 1

MEMORANDUM OF AGREEMENT

MADE UNDER SECTION 18 OF THE MONEY LENDERS ORDINANCE

CHAPTER 163 OF THE LAWS OF HONG KONG

The following information is included for the purpose of Section 18 of the Money Lenders Ordinance, Chapter 163 of the Laws of Hong Kong.

(a)	Name and Address of the Lender

DFL-Shutoken Leasing (Hong Kong) Company Limited, a company incorporated under the laws of Hong Kong and having its registered office at 15/F, Wai Fung Plaza, No. 664 Nathan Road, Mongkok, Kowloon, Hong Kong.

(b)	Name and Address of the Borrower

********************,a company incorporated under the laws of HONG KONG and having its registered office at ******************

(c)	Name and Address of the Surety

For corporate surety:****************************************,a company incorporated under the laws of JAPAN and having its registered office at

****************************************

(d)	The Amount of the Principal of the Loan

****************************************

（*****************）

(e)	The Date of Making of the Agreement

The***day of ****20**

(f)	The Date of Availability of the Loan

The ** day of***20*

(g)	Terms of Repayment of the Loan

The Borrower shall repay by instalments, such amount of the Loan plus interest on each of the repayment dates (each of which is referred to herein as the”Repayment Date”) as shown on the Schedule 3 hereto

(h)	The Form of Security for the Loan

Guarantee given by*************************

(i)	Interest Rate Charged on the Loan

The Borrower shall pay simple interest on the Loan or, as the case may be, any outstanding balance thereof at the rate of *.**% per annum. Interest shall accrue from the date of drawdown on the basis of the actual number of days elapsed and a 36*day year up to the Maturity Date or any other day as designated by the Agreement.

(j)	The Place of Negotiation and Completion of the Agreement

The Borrower hereby declares that the negotiation and completion of the Agreement took place at the Lender’s registered office at 15/F, Wai Fung Plaza, No. 664 Nathan Road, Mongkok, Kowloon, Hong Kong.

The Borrower’s attention has been drawn to Schedule 3 of the Money Lenders Regulations (Chapter 163A of the Laws of the Hong Kong), a copy of which is set out in Appendix 1 hereto, which summarizes the provisions contained in Part III and Part IV of the Money Lenders Ordinance, Chapter 163 of the Laws of Hong Kong

Dated the xxx day of xxxx 20xx.

Declared by:
By:
XXXXXXX xxxxxxxx

Borrower

Acknowledgment of Receipt

The Borrower hereby acknowledges receipt of a copy of this Memorandum of the Agreement made under Section 18 of the Money Lenders Ordinance and a copy of the summary of Part Ⅲ and Part IV of the Money Lenders Ordinance.

By:
XXXXXXXXXXXXxxxxx

Borrower
Date: xxx day of xxxxx 20xx

APPENDIXI

SUMMARY OF THE PROVISIONS OF THE ORDINANCE

TO BE INCLUDED IN OR ATTACHED TO A NOTE OR

MEMORANDUM OF A LOAN AGREEMENT

The provisions of the Money Lenders Ordinance, Chapter 163 of the Laws of Hong Kong (the “Ordinance “), summarized below are important for the protection of all parties to a loan agreement and should be read carefully. The summary is not part of the law, and reference should be made to the provisions of the Ordinance itself in case of doubt.

I. Summary of Part III of the Ordinance-Money Lenders’Transactions

Section 18 sets out the requirements relating to loans made by a money lender. Every agreement for a loan must be put into writing and signed by the borrower within 7 days of making the agreement and before the money is lent. A copy of the signed note of the agreement must be given to the borrower, with a copy of this summary, at the time of signing. The signed note must contain full details of the loan, including the terms of repayment, the form of security and the rate of interest. An agreement which does not comply with the requirements will be unenforceable, except where a court is satisfied that it would be unjust not to enforce it.

Section 19 provides that a money lender must, if requested in writing and on payment of the prescribed fee for expenses, give the original and a copy of a written statement of a borrower’s current position under a loan agreement, including how much has been paid, how much is due or will be due, and the rate of interest. The borrower must endorse on the copy of the statement words to the effect that he has received the original of the written statement and return the copy as so endorsed to the money lender. The money lender must retain the copy of the statement so returned during the continuance of the agreement to which that statement relates. If the money lender does not do so he commits an offence. The money lender must also, upon a request in writing, supply a copy of any document relating to the loan or security. But a request cannot be made more than once per month. Interest is not payable for so long as the money lender, without good reason, fails to comply with any request mentioned in this paragraph.

Section 20 provides that the surety, unless he is also the borrower, must within 7 days of making the agreement be given a copy of the signed note of the agreement, a copy of the security instrument (if any) and a statement with details of the total amount payable. The money lender must also give the surety, upon request in writing at any time (but not more than once per month) a signed statement showing details of the total sum paid and remaining to be paid. The security is not enforceable for so long as the money lender, without good reason, fails to comply.

Section 21 provides that a borrower may at any time, on giving written notice, repay a loan together with interest to the date of repayment, and no higher rate of interest may be charged for early repayment. This provision, however, will not apply where the money lender is recognized, or is a member of an association recognized, by the Financial Secretary by notice in the Gazette in force under section 33A(4) of the Ordinance.

Section 22 states that a loan agreement is illegal if it provides for the payment of compounc interest, or provides that a loan may not be repaid by instalments. A loan agreement is also illegal if it charges a higher rate of interest on amounts due but not paid, although it may provide for charging simple interest on that part of the principal and interest outstanding at a rate not exceeding the rate payable apart from any default. The illegal agreement may, however, be declared legal in whole or in part by a court if the court is satisfied that it would be unjust if the agreement were illegal because it did not comply with this section.

Section 23 declares that a loan agreement with a money lender and any security given for the loan will not be enforceable if the money lender was unlicensed at the time of making the agreement or taking the security. The loan agreement or security may, however, be declared enforceable in whole or in part by a court if the court is satisfied that it would be unjust if the agreement or security were unenforceable by virtue of this section.

Ⅱ . Summary of Part IV of the Ordinance-Excessive Interest Rates

Section 24 fixes the maximum effective rate of interest on any loan at 60% per annum(the “effective rate” is to be calculated in accordance with the Second Schedule to the Ordinance). A loan agreement providing for a higher effective rate will be unenforceable and the lender will be liable to prosecution. This maximum rate may be changed by the Legislative Council but not so as to affect existing agreements. The section does not apply to any loan made to a company which has a paid up share capital of not less than $1,000,000 or, in respect of any such loan, to any person who makes that loan.

Section 25 provides that where court proceedings are taken to enforce a loan agreement ol security for a loan or where a borrower or surety himself applies to a court for relief, the court may look at the terms of the agreement to see whether the terms are grossly unfair or exorbitant (an effective rate of interest exceeding 48% per annum or such other rate as is fixed by the Legislative Council, may be presumed, on that ground alone, to be exorbitant), and, taking into account all the circumstances, it may alter the terms of the agreement in such a manner as to be fair to all parties. The section does not apply to any loan made to a company which has a paid up share capital of not less than $1,000,000 or, in respect of any such loan, to any person who makes that loan.

SCHEDULE 2

NOTICE OF DRAWDOWN

To:	DFL-Shutoken Leasing (Hong Kong) Company Limited
15/F, Wai Fung Plaza, No. 664 Nathan Road,
Mongkok, Kowloon,
Hong Kong

Date

Dear Sirs,

We refer to the loan agreement dated xxx XXXX 20xx (the “Agreement “) entered into by and between DFL-Shutoken Leasing(Hong Kong) Company Limited (“DSHK”) as lender and our company as borrower, and we hereby give you notice that we wish to make a drawing of the Loan in the sum of xxxxxxxxxxxxxxxx on xxx day of XXXX 20xx.

We hereby irrevocably authorise and direct DSHK to make available the Loan to us by way of bank transfer of the whole sum of xxxxxxxxxxxxxxxxxxto the following bank account:

Name of Bank

Branch Address

Name of A/C Holder

A/C Number

We hereby confirm and certify that the representations, warranties, covenants and undertakings contained in the Agreement remain true, correct and fulfilled as if repeated, mutatis mutandis at the date hereof, and that no event of default referred to in Clause 13 of the Agreement has at the date hereof occurred or is foreseeable,

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Yours faithfully,

For and on behalf of

XXXXXXXXXXXXXXX

By:
Name:	XXXXXXX XXXXXxxxx
Title:	Director

SCHEDULE 3

Repayment Schedule

【JPY】

	Period		Repayment
No.	From	To	Date	Installment	Interest	Principal	O/S Balance
							50,000,000
1	2022/10/5	2023/1/20	2023/1/20	4,611,013	444,347	4,166,666	45,833,334
2	2023/1/20	2023/4/20	2023/4/20	4,509,270	342,604	4,166,666	41,666,668
3	2023/4/20	2023/7/20	2023/7/20	4,481,585	314,919	4,166,666	37,500,002
4	2023/7/20	2023/10/20	2023/10/20	4,453,208	286,542	4,166,666	33,333,336
5	2023/10/20	2024/1/20	2024/1/20	4,421,370	254,704	4,166,666	29,166.670
6	2024/1/20	2024/4/20	2024/4/20	4,387,109	220,443	4,166,666	25,000,004
7	2024/4/20	2024/7/20	2024/7/20	4,355,617	188,951	4,166,666	20,833,338
8	2024/7/20	2024/10/20	2024/10/20	4,325,856	159,190	4,166,666	16,666,672
9	2024/10/20	2025/1/20	2025/1/20	4,294,018	127,352	4,166,666	12,500,006
10	2025/1/20	2025/4/20	2025/4/20	4,260,104	93,438	4,166,666	8,333,340
1	2025/4/20	2025/7/20	2025/7/20	4,229,650	62,984	4,166,666	4,166,674
12	2025/7/20	2025/10/5	2025/10/5	4,193,321	26,647	4,166,674	0
	Total			52,522,121	2,522,121	50,000,000